Sub-Item 77Q1(e)

            Copies of any new or amended Registrant investment advisory contracts:

            Appendix A to Amended and Restated Investment Advisory Agreement
dated April 24, 2010.  Filed herewith.

APPENDIX A

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
JPMORGAN INSURANCE TRUST

(Amended as of April 24, 2010)

Funds of the Trust Fee Payable to Adviser (as a Percentage of Each Fund’s Average Daily Net Assets)
JPMorgan Insurance Trust Core Bond Portfolio 0.40%
JPMorgan Insurance Trust Equity Index Portfolio 0.25%
JPMorgan Insurance Trust Intrepid Growth Portfolio 0.65%
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio 0.65%
JPMorgan Insurance Trust Mid Cap Growth Portfolio (to be changed from JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio on 5/1/10) 0.65%
JPMorgan Insurance Trust Mid Cap Value Portfolio 0.65%
JPMorgan Insurance Trust U.S. Equity Portfolio 0.55%

*                *                *                *                *

JPMorgan Insurance Trust

By: /s/ Francesco Tango
Name:
 Francesco Tango
Title:
 Assistant Treasurer

J.P. Morgan Investment Management Inc.

By: /s/ Robert L. Young
Name:
 Robert L. Young
Title:
 Managing Director